August 12, 2011

Mr. David P. Russell
51 Sierra Oaks Drive
Sugar Land, Texas 77479

Dear David:

In connection with your separation from Rowan Companies, Inc., a Delaware corporation (“Rowan”), and in consideration of your continuing agreements and valuable services to Rowan and its subsidiaries and affiliates which are directly or indirectly controlled by Rowan (collectively, the “Company”) as provided herein, you and Rowan have agreed to the terms and conditions as contained in this letter agreement (the “Letter Agreement”) and in the attachment to the Letter Agreement (the “Attachment”) (hereinafter the Attachment and the Letter Agreement are jointly the “Agreement”) concerning your separation from employment and resignation from all positions with the Company, both effective as of the close of business on August 12, 2011 (the “Separation Date”).  The Attachment is part of the Letter Agreement for all purposes.  Your resignations as an officer and director are attached hereto as Exhibit A.

You affirm and agree that your employment relationship ends on your Separation Date, and as of such date you withdraw unequivocally, completely and finally from your employment, you resign all positions, titles, responsibilities and authority as a director, officer or employee of the Company, and waive all rights in connection with such relationship, except with respect to vested benefits as provided for under plan documents of the Company, the benefits and payments described in this Agreement, and such rights as reserved under Section 10 hereof. You acknowledge that you have no authority to act on the Company’s behalf from and after the Separation Date. You agree to return all Company personal property in your possession to Rowan promptly after your Separation Date.

Rowan agrees to provide you with the benefits, payments and other items described in this Agreement pursuant to the following terms and conditions.

1.           Confidentiality.  You agree, for yourself and for your heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives, that you will (and will use your best efforts to cause such affiliates to) hold in a fiduciary capacity for the benefit of the Company all trade secrets, and information, knowledge or data relating to the Company treated as confidential by the Company which have been given to you by the Company and which shall not have been or hereafter become public knowledge (other than by your acts or the acts of your affiliates in violation of this Agreement) (hereinafter being collectively referred to as “Confidential Information”).  Examples of “Confidential Information” include, without limitation, rig descriptions and drawings, layouts, arrangement drawings, customer contacts and customer lists.  You agree that you shall not, without the prior written consent of Rowan or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than Rowan and those designated by Rowan.  In the event that you may be required by law or legal process to communicate or divulge any Confidential Information, you agree to so notify the General Counsel of Rowan and to exercise your commercially reasonable best efforts to assure that confidential treatment will be accorded to such of the Confidential Information which Rowan so designates, and you shall then disclose only that portion of the Confidential Information that is legally required to be disclosed.  Rowan shall advance and pay your reasonable legal fees (and related legal expenses) incurred in connection with any such event.  Any such payment shall be due upon receipt by Rowan of your written request for payment, accompanied by such evidence of the legal fees and expenses incurred by you as Rowan reasonably may require.  Any such payment shall be made on the last business day of the calendar month following the calendar month in which the payment becomes due; provided, however, that any such payment shall be made not later than the close of the calendar year following the calendar year in which the legal fees and expenses are incurred by you.  You will obtain the consent of the General Counsel of Rowan to your selection of legal counsel for this purpose, which consent shall not be unreasonably withheld.  You agree to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks, flash drives or in any other manner, to Rowan as soon as practicable and in no event later than your Separation Date.

2.           Non-Solicitation.  For the two-year period commencing on your Separation Date, you agree that you will not, directly or indirectly, for your benefit or for the benefit of any other person, firm or entity, solicit the employment or services of, or hire, any person who was employed by the Company upon your Separation Date, or within six months prior thereto; provided however, this prohibition shall not apply to (i) any person having a base salary of less than $75,000 per year or (ii) any person hired by a firm or entity with which you are associated that was hired without your knowledge or input.  In addition, for the two-year period commencing on your Separation Date, you will not, directly or indirectly, and will not encourage or assist others to, without the prior written consent of the Board of Directors of Rowan (the “Board”) (which consent may be withheld in its sole discretion) (i) make, or in any way participate in, any “solicitation” (as such terms are used in the Securities Exchange Act of 1934, as the same may be amended from time to time (the “Exchange Act”)), or to vote or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any securities of Rowan, or (ii) form, join, or in any way communicate or associate (by phone, e-mail or otherwise) with other stockholders of Rowan or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Rowan.

3.           Non-Disparagement.  You agree, for yourself and for your heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives, that you will not (and will use your best efforts to cause such affiliates to not) at any time engage in any form of conduct, or make any statements written or verbal or cause or encourage others to make any statements, written or verbal, or representations, including comments on any internet site, “message board” or “chatroom”, that disparage or otherwise impair the reputation, goodwill, or commercial interests of the Company, or any of its agents, officers, directors, employees and/or stockholders. The foregoing shall not be violated by: (i) truthful statements by either party in response to legal process or required governmental testimony or filings; (ii) statements by directors or officers of Rowan that they in good faith believe are necessary or appropriate to make in connection with performing their duties to Rowan; or (iii) statements by you that you in good faith believe are necessary or appropriate to make to refute statements of Rowan, or the directors and officers of Rowan.

4.           Employee Acknowledgements.  You acknowledge and agree that:  (i) during your employment the Company provided you with access to Confidential Information of the Company and specialized knowledge concerning any business in which the Company was engaged at any time in the two years preceding the Separation Date (as described in the Forms 10-K and 10-Q of Rowan), including the provision of international and domestic contract drilling services and the production of equipment for the drilling, mining, steel and timber industries (collectively, the “Company Business”); (ii) the Company is and will continue to be engaged in the Company Business; (iii) during your employment you were one of a limited number of persons that were primarily responsible for the conduct, management, operation, and development of the Company Business; (iv) the Company is and will be actively engaged in the Company Business, throughout the United States, Europe, and elsewhere; (v) during your employment you occupied a position of trust and confidence with the Company, and were familiar with the Company’s Confidential Information; (vi) the terms and conditions set forth in the confidentiality, non-solicitation and non-disparagement provisions of this Agreement (the “Post-Employment Obligations”) are reasonable and constitute an otherwise enforceable agreement to which the Post-Employment Obligations are ancillary or a part of as contemplated by Tex. Bus. & Com. Code Ann. sections 15.50-15.52; (vii) the consideration given by the Company under this Agreement for the Post-Employment Obligations, including, without limitation, the access to Confidential Information and specialized knowledge, are not illusory and give rise to the Company’s interest in restraining and prohibiting you from engaging in the activities prohibited by the Post-Employment Obligations and your promise not to engage in the activities prohibited by the Post-Employment Obligations is designed to enforce your return promises, including your promise to not use or disclose Confidential Information of the Company; and (viii) compliance with the Post-Employment Obligations is a condition precedent to the Company’s obligation to make payments of any nature to you, subject to the other provisions hereof.

5.           Remedies for a Violation of Confidentiality, Non-Solicitation and Non-Disparagement Provisions.  Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of any of the Post-Employment Obligations, you agree that a violation of any of the Post-Employment Obligations would cause irreparable injury to the Company for which it would have no adequate remedy at law.  Any controversy or claim arising out of or relating to the Post-Employment Obligations, or any alleged breach of the Post-Employment Obligations, shall be settled by binding arbitration in accordance with the provisions below.  Notwithstanding the foregoing, however, the Company specifically retains the right before, during or after the pendency of any arbitration to seek injunctive relief from a court having jurisdiction for any actual or threatened breach of the Post-Employment Obligations without necessity of complying with any requirement as to the posting of a bond or other security (it being understood that you hereby waive any such requirement).  Any injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, and the institution and maintenance of an action or judicial proceeding for, or pursuit of, such injunctive relief shall not constitute a waiver of the right of the Company to submit the dispute to arbitration.

If the provisions of the Post-Employment Obligations should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, you and Rowan agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law, and the determination of whether you violated such Post-Employment Obligations will be based solely on the limitation(s) as reformed.

You agree that 100% of the total amount of payments and benefits set forth under Item A. of the Attachment to this Agreement constitutes additional consideration for the Post-Employment Obligations (the “Post-Employment Obligation Consideration”).  You specifically recognize and agree that if you violate any provisions of the Post-Employment Obligations or should all or any part of the Post-Employment Obligations be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in a legal proceeding between you and Rowan, Rowan shall be entitled to immediately cease payment of any unpaid Post-Employment Obligation Consideration and return and receipt from you of any Post-Employment Obligation Consideration already paid to you, including interest on all amounts paid to you at the maximum lawful rate; provided, however, that you shall not forfeit and shall have no obligation to return any part of the Post-Employment Obligation Consideration if the Post-Employment Obligations are held invalid or unenforceable at the request of Rowan in such legal proceeding.

6.           Litigation Assistance.  You agree to assist Rowan in litigation matters as may be reasonably requested by Rowan’s General Counsel.  Rowan and you agree to work out reasonable accommodations for the provision of such litigation assistance so that it does not unreasonably interfere with any of your personal affairs, business endeavors or future employment.  No such services shall be requested of you except by Rowan’s General Counsel.  Rowan shall advance and pay your reasonable legal fees (and related legal expenses) incurred in connection with any such event.  Any such payment shall be due upon receipt by Rowan of your written request for payment, accompanied by such evidence of the legal fees and expenses incurred by you as Rowan reasonably may require.  Any such payment shall be made on the last business day of the calendar month following the calendar month in which the payment becomes due; provided, however, that any such payment shall be made not later than the close of the calendar year following the calendar year in which the legal fees and expenses are incurred by you.  You will obtain the consent of the General Counsel of Rowan to your selection of legal counsel for this purpose, which consent shall not be unreasonably withheld.

7.           Legal Fees and Expenses.  In any action arising out of this Agreement, the prevailing party shall be entitled to his or its costs of action, including but not limited to reasonable attorneys’ fees and the fees of experts.

8.           Clawback.  In the event it is discovered after the Separation Date that you committed fraud or engaged in intentional misconduct that would have required disclosure under federal securities laws during the time period from January 1, 2007 through the Separation Date (the “applicable period”), all payments and benefits under Item A. shall cease immediately and you shall reimburse the Company for (i) any bonus and other incentive-based or equity-based compensation received by you from the Company during the applicable period, and (ii) any profits realized from the sale of shares of the Company issued upon the exercise of stock options or stock appreciation rights or the vesting of restricted shares or performance shares during the applicable period.

9.           Assignment; Successors; Binding Agreement.

(a)           Except as otherwise provided in this Section 9, this Agreement may not be assigned by either party without the prior, written consent of the other party.

(b)           This Agreement shall extend to and be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of Rowan.  Additionally, Rowan shall require any such successor by written agreement to expressly assume and agree to perform all of the obligations of Rowan under this Agreement upon or prior to such succession taking place.  A copy of such assumption and agreement shall be delivered to you promptly after its execution by the successor.  As used in this Agreement, “Rowan” shall have the meaning ascribed to it in the first paragraph of this Agreement and shall include any successor to its business or assets as aforesaid, whether or not such successor executes and delivers the agreement provided for in this Section 9(b).  Failure of Rowan to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement, but shall not adversely affect your rights under this Agreement as to either Rowan or the successor.

(c)           This Agreement is personal to you and you may not assign or transfer any part of your rights or duties hereunder, or any amounts due to you hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributes, devises, legatees or beneficiaries to the extent applicable.

10.           Waiver and Release.  In consideration of Rowan’s agreement to provide the benefits, payments, and other items described in this Agreement, you hereby release and forever discharge the Company, and its officers, directors, agents, servants, employees, successors, assigns, insurers, employee benefit plans and fiduciaries, and any and all other persons, firms, organizations and corporations, from any and all damages, losses, causes of action, expenses, costs (including attorneys fees), demands, liabilities and claims on behalf of yourself, your heirs, executors, administrators and assigns, of any kind or nature whatsoever, known or unknown, suspected or unsuspected, contingent or matured (“Claims”), which you at any time heretofore had or claimed to have or which you at any time hereafter may have or claim to have, whether arising out of tort, strict liability, misrepresentation, violation of any regulation or law, or any cause whatsoever, including, without limitation, Claims based on Texas common law, Claims based on the Age Discrimination in Employment Act or any other federal or state discrimination statutes, or any and all Claims in any manner related to your employment with and/or separation from the Company, and including, without limitation Claims caused by or attributable to the sole, partial, and/or comparative negligence, fault or strict liability of the Company.  Further, by accepting the payments described in this Agreement, you agree not to sue the Company or the related persons and entities described above with respect to any matters released hereunder.

Notwithstanding the foregoing release and discharge, you shall retain all rights to (i) indemnity, contribution, and directors and officers and other liability coverage that you may have under any statute, the articles and bylaws of Rowan or by any other agreement, including the Indemnification Agreement by and between Rowan and you dated October 29, 2009 and as in effect on the Separation Date; (ii) bring a lawsuit to enforce the Rowan’s obligations under this Agreement; (iii) file a complaint with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any state, federal or local regulatory or law enforcement agency or legislative body (but you expressly waive any right to collect any damages or other personal recovery in such a proceeding), or (iv) file any Claims that are not permitted to be waived or released under the Fair Labor Standards Act or under the express provisions of any other applicable law.

You shall have 21 days to decide whether to sign this Agreement.  After you have signed this Agreement, you may revoke the Agreement within seven days after you have signed it by delivering a written notification to me.  You have notified Rowan that you have consulted an attorney about the meaning and contents of this Agreement, including the release contained herein.  You acknowledge that you have read this Agreement, have had an opportunity to ask questions and have it explained to you and that you understand that the Agreement will have the effect of knowingly and voluntarily waiving any action you might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of the Agreement.

11.           Modification; Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you and such director or officer as may be specifically designated by the Board.  Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

12.           Notice.  All notices, requests, demands and other communications required or permitted to be given by either party to the other party by this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as follows:

If to Rowan, to:

Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056
Attention:  Executive Vice President - Legal

If to you, to:

Mr. David P. Russell
51 Sierra Oaks Drive
Sugar Land, Texas 77479

13.           Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.           Headings.  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

15.           General Provisions.  This Agreement shall be governed by and interpreted under the laws of the State of Texas applicable to contracts entered into and performed solely in the State of Texas.  Rowan and you agree that all disputes concerning this Agreement shall be arbitrated in Houston, Texas pursuant to the American Arbitration Association’s National Rules for the Resolution of Employment Disputes.  The award of the arbitrator shall be final and binding and shall be enforceable in a court of competent jurisdiction.

[Execution Page Follows]

Very truly yours,

/s/ W.H. WELLS
W. H. Wells
Senior Vice President, CFO and Treasurer

AGREED TO, ACCEPTED, and EFFECTIVE
 This 12th day of August 2011

/s/ DAVID P. RUSSELL
David P. Russell
Attachment to the Agreement dated August 12, 2011

Special Note Regarding Internal Revenue Code Section 409A

Notwithstanding any provision of this Agreement, if the payment of any amounts or benefits under this Agreement or any plan of deferred compensation would be subject to additional taxes and interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) because the timing of such payment is not delayed as provided in Code Section 409A(a)(2)(B), then any such payments that you would otherwise be entitled to during the first six months following your Separation Date shall not be paid within such period but shall instead be accumulated and paid in a lump-sum, with interest credited at the Applicable Federal Rate as in effect on your Separation Date, on the date that is six months and one day after your Separation Date (or if such payment date does not fall on a business day of Rowan, the next following business day of Rowan), or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes and interest.  It is the intent of Rowan and you that the provisions of this Agreement comply with Code Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A and any terms (defined or otherwise) shall use the definition of such terms contained in Code Section 409A to the extent applicable.  In addition, “Separation Date” shall have the meaning of “Separation from Service” as defined in Code Section 409A.

Each payment or benefit provided under this Plan, including each payment under Item A.1 below, shall be considered a separate payment for purposes of Code Section 409A.

All reimbursements and in-kind benefits provided pursuant to this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  Specifically, (i) the amounts reimbursed and in-kind benefits provided under this Agreement, other than with respect to medical benefits provided under Item A.4 below, during your taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (ii) except as otherwise provided in this Agreement, the reimbursement of an eligible expense shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

Neither you nor any of your creditors shall have the right to subject any deferred compensation (within the meaning of Code Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.

The items described under Item A. below are conditioned upon your execution and return to Rowan of this Agreement within 21 days of receipt and not revoking it during the seven-day period after execution and return.  The items described under Item B. below are provided regardless of your execution of this Agreement.  Except as specifically described in this

Attachment to the Agreement, all other benefits and perquisites will cease as of your Separation Date.

Item A: Subject to Execution and Non-Revocation of this Agreement

1. Severance

Commencing with the later of (i) the first business day of the month following the expiration of the seven-day revocation period described above and (ii) the first business day of September 1, 2011, you will receive 24 monthly cash payments of $48,313.84.1  Each such monthly installment will be paid on the first business day of the particular calendar month and will be subject to any applicable withholding for income and employment taxes.

2. Bonus Plan

If annual bonuses are paid in respect of 2011 under Rowan’s Bonus Plan, you will receive from Rowan, at the same time as other participants in the Bonus Plan during 2012 and not later than April 30, 2012, a lump-sum amount in cash as determined by the Rowan Compensation Committee as provided for under the terms of the Bonus Plan and based on your target value of 65% of base salary as in effect on your Separation Date. Such payment may range from 0 to 200% of target value based on the Company’s performance in 2011.  Your eligibility for such payment is not conditioned on your employment on the date of payment.

3. Long Term Incentive Plan

A.           Stock Options/Stock Appreciation Rights

For the two-year period during which severance payments are to be made, and so long as you are in compliance with the terms and conditions of this Agreement, any stock options and stock appreciation rights granted to you prior to the Separation Date will continue to vest on the relevant vesting schedule. On the second anniversary of the date of this Agreement, any remaining unvested options and stock appreciation rights which have not previously been forfeited will immediately vest.  You will have until the earlier of (i) the expiration date of any stock option or stock appreciation right or (ii) the fourth anniversary of the date of this Agreement to exercise any stock option or stock appreciation right.

B.           Restricted Stock

For the two-year period during which severance payments are to be made, and so long as you are in compliance with the terms and conditions of this Agreement, any restricted stock awards granted to you prior to the Separation Date will continue to vest on the relevant vesting schedule. On the second anniversary of the date of this Agreement, any remaining unvested shares of restricted stock which have not previously forfeited will immediately vest.  Any related accrued

1  ($460,000 base / 12) + (9,980.51 [the monthly amount relating to the missed participation in the 401K, pension and SERP]) = 48,313.84.
dividends will be paid at such time, subject to the terms and provisions of the applicable restricted stock agreements except as otherwise provided in this Agreement.

C.  Participation in 2011 LTIP Award

Effective as of the Separation Date, you will be granted 30,072 shares of restricted stock under Rowan’s long-term incentive plan, which may be reduced to reflect the Company’s 2011 performance in accordance with the Compensation Committee’s determination of the number of shares of restricted stock which would have been granted to you had your employment continued to the date in 2012 when grants are made to named executive officers under the long-term incentive plan (the “2012 Date”) (the “Final Award”).  A number of shares of restricted stock equal to an amount sufficient to satisfy income and withholding taxes on the Final Award will be withheld on the 2012 Date; the remaining number of shares of restricted stock will be transferable and vest one-third on the first anniversary of the 2012 Date and the remainder on the second anniversary of the Separation Date so long as you are in compliance with the terms of this Agreement.

Effective as of the Separation Date, you will be granted 50,292 stock appreciation rights under Rowan’s long-term incentive plan.  The stock appreciation rights will (i) vest one-third on the first anniversary of the 2012 Date and the remainder on the second anniversary of the Separation Date so long as you are in compliance with the terms of this Agreement.

The specific terms and conditions of these awards will be governed by award notices provided to you.

4. Welfare Coverage

For the two-year period during which severance payments are to be made, and so long as you are in compliance with the terms and conditions of this Agreement, you (and your eligible dependents) will be eligible for group medical coverage under the Company’s medical plan (or such medical plan as may be maintained from time to time by the Company for benefit of active employees), with such coverage to be provided on the same terms and conditions as provided under such medical plan.  The COBRA cost of such medical coverage will be imputed to you as taxable income for the relevant period for which coverage is provided.  In the event you should participate in another employer’s medical plan, this coverage will be secondary to the coverage provided under such plan.

If you elect COBRA coverage under the Company’s dental and or vision plans, Rowan will make you a lump-sum payment of $908.10 to cover the differential between active employee and COBRA rates for an 18-month period.  Such payment shall be made within 30 days of your election of such COBRA coverage.

5. Club Membership

Rowan will cease payments related to any club memberships on your behalf, effective August 31, 2011.

Taxes

The Company reserves the right to withhold any required taxes from any amounts payable under this Agreement.

Item B: Not Subject to Execution of this Agreement

1. Vacation and Sick Pay

On the 35th day after your Separation Date, you will receive a cash lump sum, subject to applicable withholding for income and employment taxes, for all of your accrued, but unused, vacation and sick pay days through your Separation Date.

2. Medical, Dental and Vision Coverage

Rowan will provide you continued medical, dental and vision benefits following your Separation Date on the terms and conditions as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as currently embodied in Code Section 4980B.

3. Life Insurance and AD&D

Life insurance, including that provided under Rowan’s Supplemental Life Insurance Plan, and AD&D, will cease as of your Separation Date.  You will have a 31-day period thereafter to exercise the conversion options for life insurance according to the terms and conditions in effect at that time.  It will be your responsibility to complete the conversion process if you so desire.

4. STD/LTD

Short-term and long-term disability coverage will cease as of your Separation Date.

5. Qualified and Supplemental Retirement Plan Benefits

Your participation in the Rowan Companies, Inc. Savings and Investment Plan, the Rowan Pension Plan, and the Pension Benefit Restoration Plan of Rowan Companies, Inc. (the “Retirement Plans”) will cease as of your Separation Date.  You will be entitled to your vested Retirement Plan benefits as provided under the terms of each of the Retirement Plans.

EXHIBIT A

Effective as of August 12, 2011, I do hereby resign from any and all positions I hold at Rowan Companies, Inc. and each of its subsidiaries, including each of the following:

Rowan Companies, Inc.                                                                           Executive Vice President-Drilling Operations
Atlantic Maritime Services LLC                                                                           President
British American Offshore Limited                                                                                     Director, Chairman and President
Marine Blue Limited                                                                           Director
RCI Drilling International, Inc.                                                                           Director, Chairman and President
RCI International, Inc.                                                                           Director, Chairman and President
RDC Arabia Drilling, Inc.                                                                           Director and President
RDC Marine, Inc.                                                                Director and President
RDC Offshore Luxembourg S.à r.l.                                                                                     Manager “A”
RDC Qatar, Inc.                                                                           Director and President
Rowan 240C#3, Inc.                                                                           Director, Chairman and President
Rowan Angola Limitada                                                                           Manager and President
Rowan Canada Limited                                                                           Director, Chairman and President
Rowan Cayman Limited                                                                           Director, Chairman and President
Rowan Cayman Holding Limited                                                                           Director and President
Rowan Deepwater Drilling (Gibraltar) Limited                                                                           Director
Rowan Drilling & Aviation (Netherlands) B.V.                                                                                     Director
Rowan Drilling Company LLC                                                                           President
Rowan Drilling (Gibraltar) Limited                                                                                     Director
Rowan Drilling México, S. de R.L. de C.V.                                                                                     Manager and President
Rowan Drilling Norway AS                                                                           Director and Chairman of the Board
Rowan Drilling (Trinidad) Limited                                                                                     Director, Chairman and President
Rowan Drilling (U.K.) Limited                                                                           Director and Chairman of the Board
Rowan Egypt Petroleum Services L.L.C.                                                                                     Operations Manager
Rowan Finance LLC                                                                           President
Rowan (Gibraltar) Limited                                                                           Director
Rowan Gorilla V (Gibraltar) Limited                                                                           Director
Rowan Gorilla VII (Gibraltar) Limited                                                                           Director
Rowan International, S. de R.L.                                                                           Director and Vice President
Rowan Labor (Gibraltar) Limited                                                                           Director
Rowan Labor, Inc.                                                                Director and Vice President
Rowan Leasing, Inc.                                                                           Director and Vice President
Rowan Luxembourg S.à r.l.                                                                           Manager “A”
Rowan Marine Drilling, Inc.                                                                           Director and President
Rowan Marine Services, Inc.                                                                           Director and President
Rowan Middle East, Inc.                                                                           Director, Chairman and President
Rowan North Sea, Inc.                                                                           Director
Rowan Norway, Inc.                                                                           Director and Vice President
Rowan Offshore Luxembourg S.à r.l.                                                                           Manager “A”
Rowan Petroleum, Inc.                                                                           Director and Vice President
Rowan, S. de R.L. de C.V.                                                                           Manager and President
Rowan Services LLC                                                                           President
Rowan S116E#3, Inc.                                                                           Director and President
Rowan S116E#4, Inc.                                                                           Director and President
Rowan U.K. Services Limited                                                                           Director and President
Rowandrill, Inc.                                                                           Director and President
Rowandrill Labuan Limited                                                                           Director
Rowandrill, S. de R.L. de C.V.                                                                           Manager and President
SKDP 1 Limited                                                                           Director
SKDP 2 Limited                                                                           Director
SKDP 3 Limited                                                                           Director

/s/ DAVID P. RUSSELL
David P. Russell

Dated: August 12, 2011